                                  SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BROWN GROUP, INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
    [ ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    (1)  Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transactions applies:

- -------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- -------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

    (5)  Total fee paid:

- -------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

- -------------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

- -------------------------------------------------------------------------------

    (3)  Filing Party:

- -------------------------------------------------------------------------------

    (4)  Date Filed:

- -------------------------------------------------------------------------------

                                Brown Group, Inc.
                 8300 Maryland Avenue, St. Louis, Missouri 63105

Notice of
Annual Meeting of Shareholders
May 25, 1995

    The Annual Meeting of Shareholders of Brown Group, Inc. (the "Corporation") will be held on the 25th day of May, 1995, at 11:00 a.m., in the Brown Group, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri, for the following purposes:

A.  To elect five Directors;

B.  To ratify the appointment of independent auditors for the current Fiscal
    Year;

C. To vote upon the shareholders' proposals described in the accompanying Proxy Statement, if presented at the meeting; and

D.  To transact such other business as may properly come before the meeting.

    On May 26, 1994, the Board of Directors of the Corporation amended
Article II, Section 1 of the Bylaws of the Corporation to reduce the number of Directors from eleven to nine, and to classify the Directors in respect of the time for which they shall severally hold office by dividing them into three classes of three Directors each. Article II, Section 1 of the Corporation's Bylaws, as so amended, is set forth in Exhibit 1 to the accompanying Proxy Statement. On October 13, 1994, the Board of Directors amended the Bylaws of the Corporation to increase the number of Directors from nine to ten, and to classify the Directors in respect of the time for which they shall severally hold office by dividing them into two classes consisting of three Directors each and one class consisting of four Directors. At the same meeting, the Board of Directors elected Mr. Richard A. Liddy to fill the Directorial vacancy created by this amendment to the Bylaws, to serve until the 1995 Annual Meeting of the Shareholders of the Corporation, and appointed Mr. Liddy to serve on the Audit Committee of the Board of Directors. Article II, Section 1 of the Bylaws, as so amended, is set forth in Exhibit 2 to the accompanying Proxy Statement. On March 2, 1995, the Board of Directors amended the Bylaws to increase the number of Directors from ten to eleven, and to classify the Directors in respect of the time for which they shall severally hold office by dividing them into two classes of four Directors each and one class of three Directors. At the same meeting, the Board of Directors elected Mrs. Julie C. Esrey to fill the Directorial vacancy created by this amendment to the Bylaws, to serve until the 1995 Annual Meeting of the Shareholders of the Corporation, and appointed Mrs. Esrey to serve on the Audit Committee of the Board of Directors. Article II, Section 1 of the Bylaws, as so amended, is set forth in
Exhibit 3 to the accompanying Proxy Statement.

    Holders of Common Stock of the Corporation whose names appear of record on the books of the Corporation at the close of business on April 5, 1995 are entitled to receive notice of and to vote at said meeting.

                                      ROBERT D. PICKLE
                                      Vice President, General Counsel
                                      and Corporate Secretary
8300 Maryland Avenue
St. Louis, Missouri 63105
April 19, 1995

    Shareholders are urged to sign, date and return the enclosed Proxy as soon as possible. A postage paid, return addressed envelope is enclosed for your convenience.

                                Brown Group, Inc.
                 8300 Maryland Avenue, St. Louis, Missouri 63105

                                 PROXY STATEMENT

                              --------------------

                  ANNUAL MEETING OF SHAREHOLDERS, MAY 25, 1995

                              --------------------

    This Proxy Statement is furnished to Shareholders of Brown Group, Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of Proxies for use at the Annual Meeting of Shareholders to be held on May 25, 1995, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    On the April 5, 1995 record date, the Corporation had outstanding 17,951,452 shares of Common Stock of the par value of $3.75 per share, each of which is entitled to one vote. The Corporation's Annual Report for the Fiscal Year ended January 28, 1995 accompanies this Proxy Statement. Such report shall not, however, be considered as proxy soliciting material. This Proxy Statement, the enclosed form of Proxy, and the Corporation's Annual Report to Shareholders are being mailed to Shareholders of the Corporation on or about April 19, 1995.


                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to each person known by the Corporation, as of April 5, 1995, to beneficially own more than 5% of the Common Stock of the Corporation:

                                                     Number of      Percent of
                                                     Shares of     Outstanding
Name and Address of Beneficial Owner                Common Stock   Common Stock
- -------------------------------------------------  --------------  ------------

Boatmen's Bancshares, Inc. ......................    979,199 <F1>    5.5% <F1>
One Boatmen's Plaza
St. Louis, Missouri  63101

FMR Corp. .......................................  1,059,695 <F2>    5.9% <F2>
82 Devonshire Street
Boston, Massachusetts  02109

Mitchell Hutchins Institutional Investors Inc. ..  1,582,100 <F3>    8.8% <F3>
1285 Avenue of the Americas
New York, New York  10019

- ---------------

<F1>     Based on written representations made to the Corporation by such
Shareholder, the named Shareholder, acting in various fiduciary capacities, possessed sole voting authority over 778,756 shares, shared voting authority over 200,443 shares and shared investment authority over 203,667 shares, including 224,246 shares over which a wholly-owned subsidiary of such Shareholder had sole investment authority.

<F2>     Based on written representations made to the Corporation by such
Shareholder, the named Shareholder, acting in various fiduciary capacities, possessed sole voting authority over 3,774 shares and sole investment authority over 1,059,695 shares.

<F3>     Based on written representations made to the Corporation by such
Shareholder, the named Shareholder, acting in various fiduciary capacities, possessed shared investment authority and shared voting authority over 1,582,100 shares.



                         SECURITY HOLDINGS OF MANAGEMENT

    The following table sets forth, as of April 5, 1995, the amount of Common Stock of the Corporation beneficially owned by each Director of the Corporation, each nominee for election as a Director of the Corporation, certain Executive Officers of the Corporation who are listed in the Summary Compensation Table on page 13 of this Proxy Statement, and all Directors and Executive Officers of the Corporation as a Group, together with the number of incentive options and non-qualified options to purchase shares of Common Stock which are exercisable by such persons, either immediately or by June 4, 1995, at prices ranging from $23.00 to $38.625 per share, and which option shares are considered to be beneficially owned by such persons pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934:

                                                     Amount of Common Stock
                                                        Beneficially Owned
                                                  -----------------------------
                                                    Number of       Options
                                                     Shares      Exercisable By
                     Name                             Owned       June 4, 1995
- ------------------------------------------------  -------------  --------------

Joseph L. Bower ................................       2,000              -0-
B. A. Bridgewater, Jr. .........................     120,154           39,609
Brian C. Cook ..................................      48,142           14,205
Julie C. Esrey .................................       1,000              -0-
Ronald A. Fromm ................................      23,307            4,892
Joan F. Lane ...................................       2,100              -0-
Richard A. Liddy ...............................       1,500              -0-
John D. Macomber ...............................       3,000              -0-
William E. Maritz ..............................       2,000              -0-
General Edward C. Meyer, Retired ...............       2,000              -0-
Harry E. Rich ..................................      36,565           29,623
Morton I. Sosland ..............................       2,100              -0-
Daniel R. Toll..................................       2,000              -0-
Thomas A. Williams .............................      35,510            6,250
Directors and Executive Officers as a Group
  (25 persons, including those named above) ....     451,219          174,407


    Each person identified in the preceding table is the beneficial owner of less than 1% of the Corporation's Common Stock. The 25 persons comprising Directors and Executive Officers as a Group are, in the aggregate, the beneficial owners of 3.5% of such outstanding Common Stock, when the shares subject to the options described above are considered as beneficially owned by such persons. Such option shares have been deemed to be outstanding as of April 5, 1995, for purposes of calculating the aggregate percentage beneficially owned by Directors and Executive Officers as a Group.


                                       (A)
                            THE ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. This classified Board structure was adopted on November 2, 1954. Four Directors are to be elected for terms expiring at the Annual Meeting in 1998; three Directors will continue in office for terms expiring at the Annual Meeting in 1997; three Directors will continue in office for terms expiring at the Annual Meeting in 1996; and one Director will be elected for a term expiring at the Annual Meeting in 1996 (or, in the case of each Director, until such Director's successor has been elected and qualified). It is intended that the votes will be cast pursuant to the accompanying Proxy for the election of the nominees named below, unless otherwise directed. In the event that any nominees for office should for any reason become unavailable, although no reason is known why any will be unable to serve, it is intended that votes will be cast pursuant to the accompanying Proxy for substitute nominees designated by the Board of Directors, except for Proxies marked to the contrary.

    The nominees and the Directors who will continue in office, the terms for which they are nominated or have been elected, their other positions or offices with the Corporation, their ages, the respective years which marked the commencement of their continuous service as Directors of the Corporation and their principal current occupations are as set forth below. All nominees except Mrs. Julie C. Esrey and Mr. Richard A. Liddy and all Directors continuing in office previously have been elected by the Shareholders.


TO BE ELECTED FOR A TERM
OF THREE YEARS

                                                                      Director
                                                                   Continuously
Name and Other Positions or Offices with the Corporation      Age      Since
- ------------------------------------------------------------  ---  ------------

[PHOTOGRAPH OF B. A. BRIDGEWATER, JR.]

B. A. BRIDGEWATER, JR.

Chairman of the Board of Directors, President and
Chief Executive Officer; Chairman of the Corporation's
Executive Committee.........................................  61        1978

[PHOTOGRAPH OF JULIE C. ESREY]

JULIE C. ESREY

Member of the Corporation's Audit Committee.................  56        1995


[PHOTOGRAPH OF RICHARD A. LIDDY]

RICHARD A. LIDDY

Member of the Corporation's Audit Committee.................  59        1994


[PHOTOGRAPH OF WILLIAM E. MARITZ]

WILLIAM E. MARITZ

Member of the Corporation's Audit Committee and
Member of the Corporation's Governance and
Nominating Committee........................................  66        1983


TO BE ELECTED FOR A TERM
OF ONE YEAR

                                                                      Director
                                                                   Continuously
Name and Other Positions or Offices with the Corporation      Age      Since
- ------------------------------------------------------------  ---  ------------

[PHOTOGRAPH OF GENERAL EDWARD. C. MEYER]

GENERAL EDWARD C. MEYER, RETIRED<F1>

Member of the Corporation's Audit Committee and
Member of the Corporation's Governance and
Nominating Committee........................................  66        1992

- ---------------

<F1>     General Meyer was elected as a Director at the 1992 Annual Meeting of
         Shareholders to a term of office expiring with the 1995 Annual Meeting of Shareholders. As a result of the addition of Mrs. Julie C. Esrey and Mr. Richard A. Liddy to the Board of Directors, which has served to increase the number of active Directors from nine to eleven, General Meyer is standing at this time for reelection for a term of one year, in order to keep all classes of Directors as nearly equal in number as possible, as required by the New York Business Corporation Law.






TO CONTINUE IN OFFICE
FOR TWO YEARS

                                                                      Director
                                                                   Continuously
Name and Other Positions or Offices with the Corporation      Age      Since
- ------------------------------------------------------------  ---  ------------

[PHOTOGRAPH OF JOSEPH L. BOWER]

JOSEPH L. BOWER

Chairman of the Corporation's Compensation
Committee and Member of the Corporation's
Executive Committee.........................................  56        1987


[PHOTOGRAPH OF JOAN F. LANE]

JOAN F. LANE

Chairperson of the Corporation's Governance
and Nominating Committee; Member of the Corporation's
Executive Committee and Member of the Corporation's
Compensation Committee......................................  66        1985


[PHOTOGRAPH OF HARRY E. RICH]

HARRY E. RICH

Executive Vice President and Chief Financial
Officer; Member of the Corporation's Executive
Committee...................................................  55        1985


TO CONTINUE IN OFFICE
FOR ONE YEAR

                                                                      Director
                                                                   Continuously
Name and Other Positions or Offices with the Corporation      Age      Since
- ------------------------------------------------------------  ---  ------------

[PHOTOGRAPH OF JOHN D. MACOMBER]

JOHN D. MACOMBER

Member of the Corporation's Compensation
Committee and Member of the Corporation's
Governance and Nominating Committee.........................  67        1993




[PHOTOGRAPH OF MORTON I. SOSLAND]

MORTON I. SOSLAND

Member of the Corporation's Audit Committee
and Member of the Corporation's
Compensation Committee......................................  69        1987


[PHOTOGRAPH OF DANIEL R. TOLL]

DANIEL R. TOLL

Chairman of the Corporation's Audit Committee;
Member of the Corporation's Executive Committee
and Member of the Corporation's Compensation Committee......  67        1981



    The following are brief summaries of the business experience, during the period of the past five years, of each of the nominees for election as Directors of the Corporation and of each of the present Directors of the Corporation who are continuing in office, including, where applicable, information as to the current other company directorships currently held by each of them:

    Mr. Joseph L. Bower is, and for the period of the past five years has been, the Donald Kirk David Professor of Business Administration at the Harvard Business School. In addition, from September, 1985 until September, 1989, he was Senior Associate Dean and Director of External Relations at that institution, where, since September, 1989, he has been Chairman of Doctoral Programs and Director of Research. Mr. Bower serves as a Director of Anika Research, the M. L. Lee Acquisition Fund, the New America High Income Fund and Sonesta International Hotels Corporation and as a Trustee of the New England Conservatory of Music and of the Dana DeCordova Museum.

    Mr. B. A. Bridgewater, Jr. has been Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation during the past five years. He serves also as a director of Boatmen's Bancshares, Inc., ENSERCH Corporation and Enserch Exploration, Inc., FMC Corporation and McDonnell Douglas Corporation.

    Mrs. Julie C. Esrey serves as a director of various organizations. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Mrs. Esrey is a member of the Executive Committee of the Board of Trustees of Duke University, a director of the Duke Management Company, a member of the Board of Visitors of the Duke University Medical Center, and a director of Bank IV Kansas, National Association, in Wichita, Kansas. She serves also as a member of the Central Governing Board for the Children's Mercy Hospital, in Kansas City, Missouri.

    Mrs. Joan F. Lane is a member of the Board of Trustees of The James Irvine Foundation and a director of McClatchy Newspapers, Inc. For the period of the past five years, Mrs. Lane has been employed by Stanford University, Stanford, California, initially as a Consultant to the President and as Special Assistant to the Dean of the School of Humanities and Sciences at that institution. She now serves as a Special Assistant to the Board of Trustees and to the President of Stanford University.

    Mr. Richard A. Liddy is a director and Chairman of the Board of Directors, President and Chief Executive Officer of the General American Life Insurance Company. He served as President and Chief Executive Officer of that organization from 1992 until January 26, 1995, when he was elected to the additional office of Chairman of the Board of Directors, and from 1988 until 1992 was President and Chief Operating Officer of the General American Life Insurance Company. Mr. Liddy is a director and Chairman of the Board of the Reinsurance Group of America, Inc., and of the registered investment companies of the General American Capital Company and The Walnut Street Funds, Inc. Mr. Liddy serves on the Boards of Directors of Union Electric Company, the Boy Scouts of America, the Missouri Historical Society, the Repertory Theatre of Saint Louis, the Saint Louis Art Museum, the United Way of Greater Saint Louis and Webster University in Saint Louis. Additionally, he is a member of the Board of Directors of the American Council of Life Insurance.

    Mr. John D. Macomber has been Principal of JDM Investment Group, a private investment firm, since 1992. From prior to April, 1990 until 1992, Mr. Macomber was Chairman and President of the Export-Import Bank of the United States, in Washington, D.C., and, prior to that, was, successively, Chairman, President and Chief Executive Officer of Celanese Corporation, in New York City, and a Senior Partner with McKinsey & Company, Inc. He currently serves as a director of Bristol-Myers Squibb Company, Lehman Brothers Holdings Inc., Pilkington, Ltd., Textron Inc. and Xerox Corporation; as a director of the National Executive Services Corps, The Atlantic Council of the United States, The French-American Foundation and the George Bush Presidential Library Foundation; as Chairman of the Council for Excellence in Government, in Washington, D.C.; as a member of the Advisory Boards of the Center for Strategic and International Studies, the Yale School of Management and STRIVE; and as a Trustee of the Carnegie Institution of Washington and The Rockefeller University.

    Mr. William E. Maritz has been Chairman of the Board of Directors and Chief Executive Officer of Maritz Inc., a motivation, travel, training, communications and marketing research services company, during the past five years. From prior to April, 1990, Mr. Maritz served also as President of Maritz Inc., a position which he relinquished on July 9, 1991. Mr. Maritz serves as a director of Maritz Inc., Boatmen's Bancshares, Inc., General American Life Insurance Company and Petrolite Corporation and as a Trustee of Washington University.

    General Edward C. Meyer, Retired, served as the Twenty-Ninth Chief of Staff of the United States Army until 1983. He currently serves as Managing Partner of Cilluffo Associates, L.P., a private investment group, and as an international business consultant. He currently is Chairman and a director of GRC International Inc. and a director of ITT Corporation, Alcatel, N.V., FMC Corporation, FMC--Nurol Savinma Sanayii A.S. (an FMC Corporation-Turkish joint venture) and United Defense, L.P. General Meyer is a Trustee of The MITRE Corporation and the George Catlett Marshall Foundation, and a member of the Board of Governors of the Smith Richardson Foundation, the Board of Overseers of the Hoover Institution and the Board of Advisors of the Center for Strategic and International Studies, in Washington, D.C., and is President of the Army Emergency Relief Association and Chairman of the Association of Graduates of the United States Military Academy, at West Point, New York.

    Mr. Harry E. Rich has been Executive Vice President and Chief Financial Officer of the Corporation during the past five years. Previously, Mr. Rich served as Senior Vice President of the Corporation. Mr. Rich serves as a director of The Boatmen's National Bank of St. Louis and the General American Capital Company, a General American Life Insurance Company affiliate organization.

    Mr. Morton I. Sosland has been a director and Chairman of Sosland Companies, Inc., a company engaged in diversified activities including publishing and venture investing, since January, 1993. Prior to that, and for the period of the past five years, he served as a director and as President of that company. Mr. Sosland serves as a director of AgriStar Inc., Commerce Bancshares, Inc., Continental Grain Company, Crown Media, Inc., H & R Block, Inc., Hallmark Cards, Inc. and Kansas City Southern Industries, Inc. and as a Trustee of the Midwest Research Institute.

    Mr. Daniel R. Toll serves as a corporate and civic director.  Until
March 31, 1985, Mr. Toll served as President of Heller International Corporation, a financial services company which formerly was known as Walter E. Heller International Corporation. Mr. Toll serves as a director of A.P. Green Industries, Inc., Kemper Corporation, Kemper National Insurance Companies, Lincoln National Convertible Securities Fund, Inc., Lincoln National Income Fund, Inc., Mallinckrodt Group Inc. and NICOR Inc.

    There are no family relationships between any Directors or Executive Officers of the Corporation.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

    The following information is given for the Fiscal Years ended January 28, 1995, January 29, 1994 and January 30, 1993 concerning annual and long-term compensation for services rendered to the Corporation and its subsidiaries of those persons who at January 28, 1995 were the Corporation's Chief Executive Officer and the other four most highly compensated Executive Officers of the Corporation whose total salary and bonuses exceeded $100,000:

                                         Summary Compensation Table
                                                                  Long Term Compensation <F4>
                                                                  ----------------------------
                                       Annual Compensation                   Awards
                              ----------------------------------  ----------------------------
                                                                                   Securities
                                                    Other Annual    Restricted     Underlying    All Other
       Name and                            Bonus    Compensation  Stock Award(s)  Options/SARs  Compensation
  Principal Position    Year  Salary ($)  ($) <F1>    ($) <F2>       ($) <F3>         (#)         ($) <F5>
- ----------------------  ----  ----------  --------  ------------  --------------  ------------  ------------

B. A. Bridgewater, Jr.  1994     650,000   300,000      -0-              950,000           -0-        13,726
Chairman of the Board,  1993     650,000   130,000      -0-              470,625           -0-        15,186
President and Chief     1992     600,000   100,000      -0-                  -0-           -0-        14,872
Executive Officer

Brian C. Cook           1994     425,000   145,350      -0-              570,000           -0-         6,186
Corporate Vice          1993     350,000   196,000      -0-              282,375           -0-         6,755
President, Footwear     1992     300,000   177,000   64,627 <F6>         125,000           -0-         6,210
Retailing, and
President, Famous
Footwear

Ronald A. Fromm         1994     300,000   102,600      -0-              380,000         5,000         6,373
Executive Vice          1993     210,000   117,600      -0-              156,875           -0-         6,647
President, Famous       1992     152,300    86,000      -0-                  -0-           -0-         6,191
Footwear

Harry E. Rich           1994     350,000   165,000      -0-              380,000           -0-         6,277
Executive Vice          1993     300,000    70,000      -0-              188,250           -0-         6,611
President and Chief     1992     280,000    58,800      -0-                  -0-           -0-         6,793
Financial Officer

Thomas A. Williams      1994     400,000   140,000      -0-              646,000         5,000         5,434
Corporate Vice          1993     327,500   191,400      -0-              251,000           -0-        13,897
President, Footwear     1992     260,000   172,530      -0-                  -0-           -0-        13,092
Wholesaling;
Chairman, Pagoda;
and President, Brown
Shoe Company

- ---------------

<F1>     Amounts are earned and accrued during the Fiscal Years indicated, and are paid subsequent to the end of each Fiscal Year, pursuant to the Corporation's Annual Incentive Plan described below.

<F2>     The named Executive Officers received certain perquisites, none of which exceeded the lesser of
$50,000 or 10% of such Officer's salary and bonus.

<F3>     Restricted Stock Awards are valued by multiplying the closing market price of the Corporation's unrestricted stock on the date of grant by the number of shares awarded.  Dividends are paid on Restricted
Stock Awards at the same rate as paid to all Shareholders.  On January 28, 1995, Mr. Bridgewater held 56,250
Restricted Shares having a market value of $1,778,906, Mr. Cook held 41,250 Restricted Shares having a market value of $1,304,531, Mr. Fromm held 20,500 Restricted Shares having a market value of $648,313,
Mr. Rich held 23,000 Restricted Shares having a market value of $727,375 and Mr. Williams held 32,500
Restricted Shares having a market value of $1,027,813.

<F4>     The Corporation has no long-term incentive plans other than those described below.

<F5>     Includes in 1994 for Mr. Bridgewater:  $5,250 to the Corporation's 401(k) Plan, $7,595 in
Corporation-paid group life insurance premiums and $881 in the Employee Stock Purchase Plan.  Includes in
1994 for Mr. Cook:  $5,452 to the Corporation's 401(k) Plan and $734 in the Employee Stock Purchase Plan.
Includes in 1994 for Mr. Fromm:  $5,492 to the Corporation's 401(k) Plan and $881 in the Employee Stock
Purchase Plan.  Includes in 1994 for Mr. Rich:  $5,396 to the Corporation's 401(k) Plan and $881 in the
Employee Stock Purchase Plan.  Includes in 1994 for Mr. Williams:  $5,434 to the Corporation's 401(k) Plan.
The Corporation has no other Plans providing for other kinds of compensation entitlements, including split-
dollar life insurance arrangements, which otherwise would be required to be disclosed in this column.

<F6>     Represents a relocation assistance benefit provided to Mr. Cook by the Corporation during the 1992
Fiscal Year.



ANNUAL INCENTIVE PLAN

    The Corporation's Executive Officers and certain other key management employees, as determined by the Compensation Committee of the Board of Directors, are eligible to receive Incentive Awards granted under the Corporation's Annual Incentive Plan. Payments are based one-half upon the achievement of financial objectives with respect to earnings and return on invested capital each year and one-half upon the achievement of specific management objectives; payments may vary between zero and one hundred fifty percent of such Incentive Awards in light of corporate or divisional performance (as appropriate) with respect to such financial objectives, and in light of each individual's actual performance with respect to his or her management objectives during each year. Awards paid to Executive Officers pursuant to the Corporation's Annual Incentive Plan are included in the amounts stated in the second compensation column of the Summary Compensation Table on page 13 of this Proxy Statement.


RESTRICTED STOCK PLANS

    The Corporation's Executive Officers and certain other key management employees, as determined by the Compensation Committee of the Board of Directors, are eligible to receive Restricted Stock granted under the Brown Group, Inc. Stock Option and Restricted Stock Plan of 1994 (the "1994 Plan"). Awards of Restricted Stock have also been made to the Corporation's Executive Officers and certain key management employees under the Brown Group, Inc. Stock Option and Restricted Stock Plan of 1987, as amended (the "1987 Plan"). With the 1994 Plan having been approved by the Shareholders of the Corporation at the 1994 Annual Meeting of Shareholders, the Corporation is not making any further Restricted Stock awards under the 1987 Plan.

    Under both Plans, shares of Restricted Stock are granted at no cost to the Participant and are delivered at the time of the grant, but are subject to forfeiture until certain specified conditions are met. Each certificate representing shares of Restricted Stock bears a legend referring to the Plan under which it was issued, the risk of forfeiture of the shares and the fact that such shares are non-transferable until the restrictions have been satisfied and the legend has been removed. The recipient of Restricted Stock is entitled to full voting and dividend rights with respect to such shares from the date of grant. Under both Plans, shares vest in the Participant and restrictions lapse as follows: one-half of the shares after four years from the date of grant, an additional one-fourth after six years and the remaining one-fourth after eight years. A Participant in a Plan is entitled to receive shares of Restricted Stock free of restrictions only if he is, at the time of the lapse of such restrictions, in the employ of the Corporation and has been continuously so employed since the date of grant, except in the case of retirement or death. If employment is terminated because of disability, the Participant will be treated as continuing in the employ of the Corporation for purposes of fulfilling the applicable restriction period. In the event (1) any person other than the Corporation acquires more than 25% of the Corporation's Common Stock, (2) the Corporation is liquidated or dissolved following a sale of all or substantially all of its assets, or (3) the Corporation is not the surviving parent corporation resulting from any merger or consolidation to which it is a party (each of which is deemed to be a "change of control"), then any unvested shares of Restricted Stock granted under either Plan shall immediately mature and vest in full.

    The Summary Compensation Table on page 13 of this Proxy Statement sets out in the fourth compensation column the value of the shares of Restricted Stock granted under either the 1987 Plan or the 1994 Plan to persons named in that table. Such shares have been included in the Stock Ownership Table on page 6 of this Proxy Statement.


RETIREMENT PLANS

    Substantially all salaried, full-time retail and store employees of the Corporation and designated subsidiaries, as well as the Corporation's Executive Officers, are eligible to participate in the Shareholder-approved Brown Group, Inc. Retirement Plan (the "Retirement Plan") after twelve months' employment and the attainment of 21 years of age. Terms of the Retirement Plan, which is funded by the Corporation, include, among others, provisions for normal, optional, early or deferred retirement benefits and for survivor benefits.

    Under the Retirement Plan, pensions are computed on a two-rate formula basis of .825 percent and 1.425 percent for each year of service. The .825 percent service credit is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed the Social Security Wage Base (the portion of salary subject to the Federal Social Security Act), and the 1.425 percent service credit is applied to that portion of the average that exceeds said level.

    Certain key employees and Executive Officers are also eligible to participate in the Supplemental Executive Retirement Plan (the "Supplemental Plan"). The purpose of the Supplemental Plan is to supplement the benefits payable to Participants under the Retirement Plan which are otherwise reduced on account of the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Terms of the Supplemental Plan, among other things, provide for: an increase in the formula basis for salary in excess of the Social Security Wage Base; an early retirement benefit; the amount of benefits payable under the Plan to equal the excess (if any) of the amount which would have been payable to the Participant as a normal retirement benefit under the Retirement Plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code less the Participant's normal retirement benefit under the Retirement Plan, taking into account the limitations of Sections 415 and 401(a)(17) of the Code; and payment, in lump sum value, of all benefits in the event of a "change of control" of the Corporation, defined in the same manner as in the 1987 Plan and the 1994 Plan above. The Supplemental Plan is unfunded. All payments to a Participant will be made from the general assets of the Corporation.

    In addition to the Retirement Plan and the Supplemental Plan, the Corporation has, incidental to hiring, entered into separate agreements with two current Executive Officers providing additional credited years of service over those for which the Executive is actually employed.

    The following table shows the estimated annual retirement benefits payable to Participants, including Executive Officers, in the Retirement Plan on a straight life annuity basis, assuming normal retirement at age 65 during 1995. The benefits shown in the table below are not subject to deduction for Social Security or other offset amounts and also include benefits under the Supplemental Plan. The table does not reflect the effect of profit sharing balances on pension accounts. If the pension provided by the profit sharing balance exceeds the formula benefit for the period of employment preceding November 2, 1975, such excess is added to the total formula pension.

                               Pension Plan Table
                                Years of Service

  Final Average
     Salary           10        15        20        25        30     35 or More
- -----------------  --------  --------  --------  --------  --------  ----------

$100,000.........  $ 12,991  $ 19,487  $ 25,982  $ 32,478  $ 38,973    $ 45,469
 200,000.........    27,641    41,462    55,282    69,103    82,923      96,744
 300,000.........    42,291    63,437    84,582   105,728   126,873     148,019
 400,000.........    56,941    85,412   113,882   142,353   170,823     199,294
 500,000.........    71,591   107,387   143,182   178,978   214,773     250,569
 600,000.........    86,241   129,362   172,482   215,603   258,723     301,844
 700,000.........   100,891   151,337   201,782   252,228   302,673     353,119
 800,000.........   115,541   173,312   231,082   288,853   346,623     404,394



    The credited years of service (including service by agreement) for purposes of determining benefits for each of the persons named in the Summary Compensation Table on page 13 are as follows: Mr. B. A. Bridgewater, Jr.--31; Mr. Brian C. Cook--14; Mr. Ronald A. Fromm--8; Mr. Harry E. Rich--11; and Mr. Thomas A. Williams--12. The dollar amounts shown in the first two columns of the Summary Compensation Table on page 13 are substantially the same as the compensation covered by the Retirement Plans.

    In 1944, the Shareholders approved the adoption of a Retirement Trust to which the Corporation, and those subsidiaries which had adopted the Trust, annually contributed six percent of their consolidated profits before taxes. The Corporation's final contribution was made for the Corporation's 1975 Fiscal Year. All full-time salaried employees and certain retail employees compensated by commissions with five years' service with the Corporation or subsidiaries which had adopted the Trust were eligible to participate.

    The Corporation's annual contributions to the Trust were allocated to the employees' accounts in proportion to each employee's salary.

    All Participants' accounts, including the Corporation's contributions thereto, became fully vested in the Participants on September 4, 1975. Cash contributions by employees have been returned to each contributing employee with interest at six percent per year to the date returned. The Retirement Trust, after the Corporation's final contribution for the 1975 Fiscal Year, was frozen on November 1, 1975, with account balances thereafter subject to change solely for future earnings and market adjustments.

    At retirement, each Participant under the Retirement Trust may receive his or her Retirement Trust benefit in the form of either a lump sum or a monthly annuity.


EMPLOYEE SAVINGS PLAN

    Under the Corporation's Employee Savings Plan, as amended, eligible employees (those who are 21 years of age or older and who have attained one year of service with the Corporation) may elect to have from 2 percent to 17 percent of their annual salaries, up to a present maximum amount of $9,240 per Plan Participant, invested in the Plan. The Corporation matches 75 percent of the first 2 percent investment and 50 percent of the additional investment up to the 6 percent level. Plan members employed prior to January 1, 1994 are 100 percent vested in their account balances at all times. Plan members employed on January 1, 1994 and thereafter are vested in the Corporation's matching contribution after five years. The Summary Compensation Table on page 13 of this Proxy Statement sets out in the last column the amounts of contributions by the Corporation which were allocated to the persons named in that table, exclusive of changes representing increases and declines during the periods in the market price of the Corporation's Common Stock, offset and reduced by dividends thereon and short-term interest derived from cash balances of contributions awaiting investment in such Common Stock. The full value of each Plan Participant's account is paid to each Plan member when he or she retires, leaves the employ of the Corporation or becomes permanently and totally disabled.


DIRECTORS' COMPENSATION

    The Corporation pays each non-employee Director of the Corporation an annual cash retainer of $17,500 and also pays an additional annual cash retainer of $2,000 to the Chairman of the Corporation's Audit Committee, the Chairman of the Corporation's Compensation Committee and the Chairperson of the Corporation's Governance and Nominating Committee.

    The Corporation also pays each non-employee Director (a) a $1,000 fee for attendance at each meeting of the Board of Directors, (b) a $1,000 fee for attendance at each meeting of a standing committee of the Board of Directors and (c) a $1,000 fee to each non-employee Director who is a member of the Corporation's Executive Committee for attendance at each meeting of the Executive Committee. The Corporation also pays the premiums for Directors' and Officers' Liability insurance and Travel Accident insurance coverage for each Director. The Corporation has no Directors' retirement plan, and pays no additional Directors' remuneration to any Director who is an Officer or employee of the Corporation.

    Under the 1994 Plan, which was approved by the Corporation's Shareholders at the 1994 Annual Meeting of Shareholders, each non-employee Director in office on May 26, 1994 (the date the Plan became effective) received a grant of 1,000 shares of Brown Group Common Stock. Thereafter, each newly appointed non-employee Director is granted 1,000 shares on the date the Director is first elected to serve. In addition, each non-employee Director is granted 250 shares of Brown Group Common Stock annually, and each non-employee Director who serves as Chairman of the Corporation's Audit, Compensation or Governance and Nominating Committee is annually granted an additional 100 shares of Brown Group Common Stock.


STOCK OPTION PLANS

    The Corporation has options outstanding under the 1994 Plan, the 1987 Plan (both as defined above) and the Stock Appreciation, Stock Option and Performance Bonus Plan of 1983 ("1983 Plan"). These Plans are administered by the Corporation's Compensation Committee. The Compensation Committee, in its discretion, based upon such factors as levels of responsibility and individual performance, makes determinations as to those persons who are considered to be key employees and who are therefore eligible for awards under these Plans. All options are granted at 100% of market value on the date of the grant and expire ten years from the date of grant. Following the adoption and approval of the 1987 Plan, the Corporation made no further awards under the 1983 Plan, and with the 1994 Plan having been approved by the Shareholders at the 1994 Annual Meeting of Shareholders, the Corporation will make no further awards under the 1987 Plan. In the event that (1) any person other than the Corporation acquires more than 25% of the Corporation's Common Stock, (2) the Corporation is liquidated or dissolved following a sale of all or substantially all of its assets, or (3) the Corporation is not the surviving parent corporation resulting from any merger or consolidation to which it is a party, then any unexercisable options awarded under the 1983 Plan or the 1987 Plan shall immediately become exercisable, and any outstanding options under the 1994 Plan shall be settled by the payment by the Corporation to the holder of such options of an amount equal to the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of the Corporation's Common Stock subject thereto.

    The following table shows information with respect to the options and Stock Appreciation Rights ("SARs") granted to the Executive Officers named in the Summary Compensation Table on page 13 during the past Fiscal Year:

                                   Options/SAR Grants in Last Fiscal Year
                                 Individual Grants                                    Potential Realizable
- -----------------------------------------------------------------------------------     Value at Assumed
                                                                                     Annual Rates of Stock
                                             % of Total                               Price Appreciation
                                            Options/SARs                                for Option Term
                                             Granted to                              ---------------------
                              Options/SARs  Employees in  Exercise or  Expiration
Name                            Granted      Fiscal Year  Base Price      Date         5%($)      10%($)
- ----------------------------  ------------  ------------  -----------  ------------  ---------  ----------

B. A. Bridgewater, Jr. .....       -0-           n/a           n/a          n/a         n/a         n/a

Brian C. Cook ..............       -0-           n/a           n/a          n/a         n/a         n/a

Ronald A. Fromm ............    5,000/-0-     10.3%/n/a    $37.8125    May 26, 2004   118,900     301,317

Harry E. Rich ..............       -0-           n/a           n/a          n/a         n/a         n/a

Thomas A. Williams .........    5,000/-0-     10.3%/n/a    $37.8125    May 26, 2004   118,900     301,317



    The table on the following page shows information with respect to the unexercised options and SARs granted during the past Fiscal Year and in prior years to the Executive Officers named in the Summary Compensation Table on page 13 and with respect to option/SAR exercises by those persons during the past Fiscal Year:

                             Aggregated Option/SAR Exercises in Last Fiscal Year
                                    and Fiscal Year-End Option/SAR Values
                                                                Number of Securities   Value of Unexercised
                                                               Underlying Unexercised      In-the-Money
                                                                  Options/SARs at          Options/SARs
                                                                     FY-End (#)        at FY-End ($) <F2>
                                 Shares
                              Acquired On         Value             Exercisable/           Exercisable/
           Name               Exercise (#)  Realized ($) <F1>       Unexercisable          Unexercisable
- ----------------------------  ------------  -----------------  ----------------------  --------------------

B. A. Bridgewater, Jr. .....       4,003         151,069            39,609 /  -0-             -0- / -0-
Brian C. Cook ..............         927          29,289            14,205 /  -0-             -0- / -0-
Ronald A. Fromm ............         -0-             -0-             3,642 / 5,000            -0- / -0-
Harry E. Rich ..............       1,242          38,906            29,623 /  -0-             -0- / -0-
Thomas A. Williams .........         -0-             -0-             5,000 / 5,000            -0- / -0-

- ---------------

<F1>  Based on the difference between the mean market price on the date of exercise and the option price.

<F2>  Based on the difference between the mean price at Fiscal Year-end and the option price.



LONG TERM INCENTIVE PLANS

    The Corporation has no long-term incentive plans under which any of the Executive Officers named in the Summary Compensation Table on page 13 of this Proxy Statement received any award during the periods covered.


STOCK PURCHASE PLAN OF 1977

    Substantially all salaried and commissioned employees, including Executive Officers, may participate in the Stock Purchase Plan of 1977 after twelve months' employment with the Corporation. Under this Plan, stock may be purchased from the Corporation at 85 percent of its market value on the date of purchase, or it may be purchased by the Trustee in the open market. In the latter case, the Corporation and its participating subsidiaries contribute to the Plan an amount equal to 17.647 percent of the Participants' contributions, which is equivalent to 15 percent of the purchase price of the stock to the Participants.

    The Summary Compensation Table on page 13 of this Proxy Statement sets out in the last column the amounts of contributions by the Corporation to the Plan for the persons named in that table.

                         BOARD OF DIRECTORS AND STANDING
                             COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    During the Fiscal Year ended January 28, 1995, the Board of Directors of the Corporation met at regular and special meetings on seven separate occasions. Each of the Directors attended not less than seventy-five percent (75%) of the meetings of the Board of Directors and of all committees of the Board of Directors of which each such person was a member, except that Mr. Richard A. Liddy attended one of the two remaining meetings of the Board of Directors which he was eligible to attend following his election as a Director. The Board of Directors has established standing Audit, Compensation, Executive and Governance and Nominating Committees.


AUDIT COMMITTEE

    The Audit Committee of the Board of Directors presently is composed of six members of the Board of Directors who are not Officers or employees of the Corporation or of any of its subsidiaries. Each member of the Audit Committee is regarded as independent of the management of the Corporation and as free from any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as an Audit Committee member. The Chairman of the Audit Committee is appointed by the Board of Directors on the recommendation of the Board's Governance and Nominating Committee. The members of the Audit Committee serve for a term of one year or until their successors are appointed.

    The responsibilities of the Audit Committee are: to select the independent public accountants for the Corporation for proposed ratification by the Shareholders; to review with the independent public accountants their annual audit plans, including the degree of coordination with the Corporation's internal audit plans; to review proposed audit fees; to be informed of the use of the independent public accountants for significant management advisory services; to obtain explanations from management for all significant variances in the financial statements between years; to request an explanation of changes in accounting standards or rules that have an effect on the financial statements; to inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements; to inquire if there were any significant financial reporting issues discussed during the accounting period and, if so, how they were resolved; during private meetings with the independent public accountants, to request of them their opinions on various matters including the quality of financial and accounting personnel and the internal audit staff; to discuss with management and the independent public accountants the substance of any significant issues concerning litigation, contingencies, claims or assessments including tax matters, and to understand how such matters are reflected in the Corporation's financial statements; to review with the independent public accountants their recommendations on accounting procedures and internal controls arising from the annual audit as well as management's response to such recommendations; to review the internal audit plans and scopes; to review, at least annually, the status of compliance with the Corporation's Business Conduct Policies and to inquire as to whether there have been any reported cases of noncompliance or violations; and to instruct the independent public accountants and the internal audit staff that the Audit Committee expects to be advised if there are any areas that require its special attention.

    The members of the Audit Committee are Mr. Daniel R. Toll, Chairman; Mrs. Julie C. Esrey; Mr. Richard A. Liddy; Mr. William E. Maritz; General Edward C. Meyer, Retired; and Mr. Morton I. Sosland. During the Fiscal Year ended January 28, 1995, the Audit Committee met on three separate occasions.


COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors presently is composed of five members of the Board of Directors who are not Officers or employees of the Corporation or of any of its subsidiaries. The Chairman of the Compensation Committee is appointed by the Board of Directors on the recommendation of the Board's Governance and Nominating Committee. The members of the Compensation Committee of the Board of Directors serve for a period of one year or until their successors are appointed.

    The responsibilities of the Compensation Committee are: to determine the salaries and Annual Incentive Awards of the Officers and other executives and key management employees of the Corporation and its subsidiaries; to review and approve proposed changes in the salaries of other management employees; to approve the participation of executives and other key management employees in the Corporation's various compensation plans; to approve and recommend to the Board of Directors (where appropriate) any changes which are indicated in the Corporation's compensation programs; to monitor the Corporation's policies and practices regarding promotion and management development; to counsel senior management regarding assignment of responsibilities to managers; to ensure continuity of experienced, qualified management at senior levels within the Corporation; and to monitor the performance of the Chief Executive Officer and assure continuity in this position, making appropriate recommendations to the Board of Directors.

    The members of the Compensation Committee are Mr. Joseph L. Bower, Chairman; Mrs. Joan F. Lane; Mr. John D. Macomber; Mr. Morton I. Sosland; and Mr. Daniel R. Toll. During the Fiscal Year ended January 28, 1995, the Compensation Committee met on five separate occasions.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Of the members of the Compensation Committee identified in the preceding paragraph, none ever has been an employee of the Corporation.


EXECUTIVE COMMITTEE

    The Bylaws of the Corporation provide that the Executive Committee of the Board of Directors, presently composed of Mr. B. A. Bridgewater, Jr., Chairman; Mr. Joseph L. Bower; Mrs. Joan F. Lane; Mr. Harry E. Rich; and Mr. Daniel R. Toll; shall have and may exercise, so far as is permitted by law, all of the powers and duties of the Board in the direction of the management of the business and affairs of the Corporation during the intervals between meetings of the Board of Directors which may lawfully be delegated to it by the Board of Directors, except with respect to certain categories of matters which expressly have been reserved to the full Board of Directors. The Executive Committee of the Board of Directors also performs Finance Committee functions. The Executive Committee met on one occasion during the Fiscal Year ended
January 28, 1995.

GOVERNANCE AND NOMINATING COMMITTEE

    The Governance and Nominating Committee of the Board of Directors presently is composed of four members of the Board of Directors who are not Officers or employees of the Corporation or any of its subsidiaries. The Chairperson of the Governance and Nominating Committee is appointed by the Board of Directors on the recommendation of this Committee. Members of the Governance and Nominating Committee serve for a period of one year or until their successors are appointed.

    The responsibilities of the Governance and Nominating Committee are: to develop appropriate criteria for serving as a member of the Board of Directors and to screen, interview and recommend to the Board of Directors suitable candidates for positions on the Board of Directors; to evaluate the structure and composition of the Board of Directors, including the number and responsibilities of the Standing Committees of the Board and to recommend changes as indicated by this evaluation; to recommend chairmen and committee members of each of the Standing Committees of the Board of Directors; to review the elements and levels of Director compensation and the service of Directors and to recommend any changes as indicated by this review; and to recommend to the Board of Directors, prior to each Annual Shareholders' Meeting, suitable persons to be designated by the Board of Directors as nominees for election by the Shareholders to the office of Director of the Corporation, together with their placement within the Corporation's classified Board structure as it was adopted on November 2, 1954.

    The Governance and Nominating Committee will consider suggestions from all sources, including Shareholders, regarding possible Directorial candidates. Such suggestions should be submitted to the Vice President, General Counsel and Corporate Secretary of the Corporation, in the manner and within the time required by the Bylaws of the Corporation.

    The members of the Governance and Nominating Committee are Mrs. Joan F. Lane, Chairperson; Mr. John D. Macomber; Mr. William E. Maritz; and General Edward C. Meyer, Retired. During the Fiscal Year ended January 28, 1995, the Governance and Nominating Committee met on four separate occasions.


                          COMPENSATION COMMITTEE REPORT

    The policy of the Compensation Committee of the Board of Brown Group, Inc. is to provide compensation programs that attract, motivate, and help retain a highly qualified management team to meet the special management requirements of this Corporation. These programs are not only central to the successful operation of the stable and growing elements of the Corporation, but also provide important incentives to management responsible for restructuring and renewal. In these two ways the programs align closely the interests of management with those of Shareholders.


STATEMENT OF PURPOSE

    The Committee believes that compensation programs must be in place to enable the Corporation to attract a limited number of executives with critical experience for key positions, and to retain and motivate strong, capable management during an extended period of change. The purposes of the programs approved and actions taken by the Compensation Committee continue to be as follows:

    * Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of the Corporation, and, at the same time, build the structure and teamwork necessary for profitable long-term growth in the footwear business.

    * Recognize and reward success in identifying and implementing necessary structural changes, including consolidation and closing of business units, plants, and retail stores and associated overhead reduction throughout the Corporation; and developing valuable new business initiatives. Success in making these changes over time, and continued aggressive management of the Corporation's growth businesses continue to position the Corporation to move forward with encouraging prospects.

    * Provide executives who succeed within the Corporation the opportunity to build capital value through stock options and restricted stock, as long as Shareholders build corresponding value; and, conversely, give executives strong disincentives to join competitors in businesses often characterized by executive job-switching.


CASH PAY LEVELS

    To achieve these purposes, the Committee sets overall cash compensation levels that are reasonable in view of the practices of other footwear companies, including the "Peer Group" companies reflected in the table following this report, and other large companies with whom Brown Group competes for management. Competitive survey data for industry-related and other large companies and "Peer Group" companies is provided by an independent compensation consulting firm. In this cash compensation program, a combination of the executive's salary and a target annual incentive payment approximates competitive total cash pay. Salaries are reviewed annually and are determined based on the Committee's evaluation of this competitive survey data, specific executive responsibilities, the changing nature of these responsibilities, performance, and the competitive environment for attracting and retaining footwear executives. The incentive payment can be increased or decreased substantially by the Committee, however, based on each recipient's performance in achieving financial and management objectives.

    The amount of the annual incentive payment portion of total cash compensation each year is based half upon the achievement of specific financial objectives, and half upon the achievement of specific management objectives, as explained on page 14 of this Proxy Statement. The financial objectives are based on net earnings and on return on invested capital. Management objectives relate specifically to controllable and, where possible, measurable elements of each participant's position.

    The competitive survey data described above indicates that these practices place Brown Group's cash pay levels generally near the median of the "Peer Group" companies cited previously, and generally in the mid-range of other large companies with which Brown Group competes for management. In the competitive compensation survey and the "Peer Group" chart on page 27 following, data for Nine West Group (a privately held company at the time the "Peer Group" was formed, which went public in 1993), has been added to the "Peer Group" statistics. The Committee also seeks to ensure that the Corporation's cash pay practices are reasonable in view of the performance of the Corporation's stock, the dividends Shareholders receive, and Shareholder perception of the Corporation's prospects.


LONG-TERM STOCK INCENTIVES

    The Committee also administers a long-term restricted stock and stock option program. Restricted stock awards to senior management in 1994, and the past several years, align the interest of management with those of the Shareholders and, because of the 8-year holding period required prior to the full lapse of restrictions, are an important influence in Executive retention. The size of restricted stock and stock option grants is based on comparison with the practices of other footwear companies, including the "Peer Group" companies reflected in the table following this report, and other large companies with whom Brown Group competes for management. Comparative long-term stock incentive practices of these companies are surveyed periodically by an independent compensation consulting firm, and such a survey was conducted and reviewed by the Committee in 1994. We observe that our practices in granting stock awards are generally competitive with those of the "Peer Group" companies cited previously.


CEO COMPENSATION

    The Committee maintained the salary of the Chief Executive Officer for 1994 at the $650,000 level, reflecting the competitive factors and survey data discussed previously. The total incentive payment of $300,000 comprised a part based on achievement of management objectives, and a part based upon Corporate financial performance.


    Management Objectives

         In determining the "management objectives" portion of the incentive payment for the Chief Executive for 1994, the Committee gave weight to the following factors: 1. The discontinuance of the Leased Department, Connie, and Regal store businesses, consolidation of Administrative operations, plant closings and other restructuring changes were completed ahead of schedule, and at lower cost than planned; 2. Cloth World was sold for approximately book value; 3. Cash flow accumulated was $115 million, $10 million higher than planned; net debt was reduced from 54 percent to 39 percent of total capital, 6 percent better than planned, and $4.5 million (26 cents per share) was recovered to net earnings; 4. Total return to Shareholders was well maintained compared with the "Peer Group" in 1994. More specifically, we note that the total return to Brown Group, Inc. Shareholders has consistently been higher than that of both the "Peer Group" companies, and the S&P 500 average, during the 5-year period covered.
    Considering these accomplishments, which successfully concluded a decade-long program to withdraw from mature and declining businesses, and to position Brown Group solely in attractive areas of the footwear business, the Committee determined an award of $162,200 related to the achievement of management objectives for the Chief Executive Officer.

    Financial Performance

         A payment of $137,800 was determined based on 1994 financial performance. Both Corporate earnings and return on invested capital slightly exceeded planned levels, and this payment was determined by formula.


RESTRICTED STOCK AWARDS

    A restricted stock award of 25,000 shares was made to the Chief Executive Officer in 1994. No stock option was granted to the Chief Executive Officer in 1994. In addition, in 1994 restricted stock grants totaling 101,500 shares were made to 15 Executive Officers and stock option grants for an aggregate of 32,000 shares were made to ten such Executive Officers of the Corporation. The restricted stock awards made to the Chief Executive Officer and the other Executive Officers in 1994 were determined by the Committee on the basis of the factors discussed above with respect to the cash and long-term stock incentive compensation of the Chief Executive Officer and other Executive Officers, and on the Committee's judgment as to the level at which such awards would, in each particular case, serve the purpose of restricted stock and stock option grants: to align the interest of management with those of Shareholders, and to strengthen management's commitment to the Corporation. The Committee notes that the continuing granting of Restricted Stock to increase the stock ownership of Senior Management was strongly endorsed by the Shareholders last year, when the Stock Option and Restricted Stock Plan of 1994 was approved by the positive vote of 93 percent of the votes cast by Shareholders.

                               *        *        *

    The Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four Executive Officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. In 1994, no Brown Group executive received compensation of $1 million or more.
The policy of the Committee related to this statutory provision is to establish and maintain a compensation program that maximizes the creation of long-term Shareholder value. Action is expected to be taken to qualify the Corporation's compensation approaches for deductibility to the extent consistent with the objectives of the Corporation's executive compensation program and with maintaining competitive compensation.


                                  Respectfully submitted,

                                  COMPENSATION COMMITTEE OF
                                  THE BROWN GROUP, INC. BOARD OF DIRECTORS

                                  Mr. Joseph L. Bower, Chairman
                                  Mrs. Joan F. Lane, Member
                                  Mr. John D. Macomber, Member
                                  Mr. Morton I. Sosland, Member
                                  Mr. Daniel R. Toll, Member

                         PERFORMANCE OF THE CORPORATION

    Set forth below is a line graph comparing the annual percentage change in the cumulative total Shareholder return on the Corporation's Common Stock against the cumulative total return of three assumed Peer Group Indices and the Standard & Poor's Composite-500 Index, with investment weighted based on market capitalization. The Corporation's Fiscal Year ends on the Saturday nearest to each January 31; accordingly, share prices are as of the last business day in each Fiscal Year.

                  Comparison of 5-Year Cumulative Total Return
                                     2/1/91  1/31/92  1/29/93  1/28/94  1/27/95
                                    -------  -------  -------  -------  -------

Brown Group, Inc.                   $114.17  $127.42  $151.79  $188.54  $180.24
Peer Group No. 1                    $ 92.36  $137.61  $131.72  $113.63  $ 98.43
Peer Group No. 2                    $ 92.36  $137.61  $131.72  $113.63  $ 96.98
Peer Group No. 3                    $103.84  $146.96  $127.21  $107.62  $ 91.49
S&P 500 Index                       $107.33  $131.68  $145.61  $163.14  $164.72


                               [PERFORMANCE GRAPH]

    The following table is derived from the data shown in the foregoing line graph and is intended to assist Shareholders in evaluating their total returns on an annual basis for various holding periods.

              Compound Annual Rate of Total Return to Shareholders
                                5 Year <F1>  4 Year   3 Year   2 Year   1 Year
                                -----------  -------  -------  -------  -------

Brown Group, Inc.                  12.50%     12.08%   12.24%    8.97%   -4.40%
Peer Group No. 1                   -0.32%      1.60%  -10.56%  -13.56%  -13.38%
Peer Group No. 2                   -0.61%      1.23%  -11.00%  -14.19%  -14.65%
Peer Group No. 3                   -1.76%     -3.11%  -14.60%  -15.19%  -14.99%
S&P 500 Index                      10.49%     11.29%    7.74%    6.36%    0.97%

- ---------------

<F1>     Holding period, in Fiscal Years of the Corporation corresponding to the previous graph, ended January 27, 1995


    The Peer Group No. 1 Index depicted in the foregoing line graph and table consists of six companies believed to be engaged in similar businesses: Edison Brothers Stores, Inc., GENESCO Inc., Nine West Group, Inc., The Stride Rite Corporation, The United States Shoe Corporation and Wolverine World Wide, Inc. The Peer Group No. 2 Index depicted in the foregoing line graph and table consists of the same companies as comprise the Peer Group No. 1 Index, except for Nine West Group, Inc., for which data became available only subsequent to its going public in 1993. The Peer Group No. 3 Index in the foregoing line graph and table consists of the same companies as comprised the "Peer Group" for purposes of comparison in the Corporation's Proxy Statement for the 1994 Annual Meeting of Shareholders; these companies are the same as those in the Peer Group No. 2 Index, with the addition of Fabri-Centers of America, Inc., Hancock Fabrics, Inc. and House of Fabrics, Inc. These three companies have been omitted from Peer Group Indices Nos. 1 and 2 because the Corporation is no longer in the line of business for which these companies previously were included. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These indices are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of the Corporation's Common Stock.


                                       (B)
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP, Gateway One, Suite 1400, 701 Market Street, St. Louis, Missouri 63101, has examined the financial statements of the Corporation for the 1994 Fiscal Year and for many years prior thereto, and the Board of Directors, upon the recommendation of its Audit Committee, wishes to continue the services of this firm for the current Fiscal Year ending February 3, 1996. A resolution will be presented to the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP, as independent auditors, to examine the financial statements of the Corporation for the current Fiscal Year ending February 3, 1996, and to perform other appropriate accounting services. The Corporation has been advised that a representative of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions of the Shareholders.

    The Corporation has been informed by Ernst & Young LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation or any of its subsidiaries, and that during the past three years no such member has had any connection with the Corporation or any of its subsidiaries in any capacity other than that of auditors or consultants.

    If the Shareholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    The Board of Directors of the Corporation recommends a VOTE FOR ratification of the appointment of Ernst & Young LLP as its independent auditors. It is intended that the votes will be cast pursuant to the accompanying Proxy for ratification of the appointment of Ernst & Young LLP unless Shareholders specify a contrary choice in their Proxies.

                                       (C)
                              SHAREHOLDER PROPOSALS

                  SHAREHOLDER PROPOSAL ON BOARD CLASSIFICATION

    The Board of Directors of the Corporation strongly OPPOSES the following shareholder proposal as being harmful to the best interests of the Corporation.

    The Massachusetts Laborers' Pension Fund, located at One Gateway Center, Newton, Massachusetts 02158, the holder of 200 shares of the Corporation's Common Stock, has requested the Corporation to include the following resolution in the Proxy Statement:

    "BE IT RESOLVED:  That the shareholders of Brown Group, Inc.,
    ("Company") urge that the Board of Directors take the necessary steps, in compliance with New York state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                              "SUPPORTING STATEMENT

    "The election of corporate directors is the primary avenue in the American corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

    "Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

    "Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. Regardless of whether you believe the current Board and management team is performing satisfactorily or not, we believe the Board is failing to realize the full potential of the Company's assets. Until Brown Group's Board of Directors decided to stagger Board terms, that process was the annual election of all directors.

    "Brown Group's performance has a tangible, monetary impact on the wealth of its shareholders. We believe this company's performance is a compelling reason to reconsider the wisdom of a staggered Board. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best method's to insure that our Company will be managed in the best interests of the shareholders."

RECOMMENDATION OF THE CORPORATION

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The Corporation's Board of Directors has been divided into three classes since January, 1955. The current classification system was first adopted by the Board of Directors of the Corporation on November 2, 1954 and ratified by the Corporation's Shareholders at the January 13, 1955 Annual Meeting of Shareholders, when 99.79% of the shares represented at the meeting were voted in favor of such a classification system for the election of directors. Effective with the 1955 Annual Meeting of Shareholders, therefore, the Corporation's Directors generally have had terms of three years, with the members of each class elected once every three years. After more than 40 years in practice, we continue to believe that a classified board is in your best interests. Classification helps to ensure continuity and stability in the leadership and policies of the Corporation by providing that at any time a majority of the Directors will likely have prior Board experience with the Corporation. At least two annual Shareholder meetings, instead of one, ordinarily will be required to effect a change in control of the Board. The Corporation believes that the continuity and stability resulting from a classified board are particularly important to the Corporation and its Shareholders in light of the rapid changes in the current capital markets.

    The Corporation has observed that certain takeover tactics, such as hostile tender or exchange offers and greenmail, have become relatively common occurrences for publicly-held companies without anti-takeover provisions. The Corporation believes that the classification of the Board of Directors is desirable to offer some protection to our Shareholders against these tactics which can be highly disruptive to the Corporation's business, and adversely affect the Corporation's relationships with its employees, customers, business partners and others on which the Corporation's successful performance depends, all to the detriment of the Shareholders as a whole. The Corporation believes that the threat of removal facing the Board in such situations could severely curtail the Board's ability to negotiate effectively and, in an appropriate case, to help achieve a full value for Shareholders in any transaction involving the Corporation. The delay imposed to effect a change in a majority of the Board ensures that both the Board and our Shareholders will have sufficient time to review an acquisition proposal and appropriate alternatives to the proposal, and to act in the best interests of our Shareholders. A classified board encourages any potential acquiror to negotiate at arm's length with a seasoned board who will work to ensure that our Shareholders receive the full value of the Corporation from any acquiror.

    Numerous corporations have a classified Board of Directors, including several corporations which have adopted a board classification in recent years. Moreover, according to the Corporate Governance Bulletin of the Investor Responsibility Research Center, in the 1994 proxy season the shareholders of many large, publicly-held corporations have rejected proposals to eliminate board classification. These corporations include Albertson's, Inc., Ameritech Corporation, Bristol-Myers Squibb Company, Church & Dwight Co., Inc., Commonwealth Energy System, Dow Jones & Company, Inc., GTE Corporation, Host Marriott Corporation, Mercantile Stores Co., Inc., Neiman Marcus Group, Inc. and U S West, Inc. In each of these cases, more than 70% of the shareholders voted to reject proposals seeking to repeal the board classification provisions. Only two of 38 such proposals in the 1994 proxy season were approved.

    Further, the proponent's proposal does not itself effect a repeal of the board classification provisions found in the Corporation's Bylaws. The proposal requests only that the Board of Directors take the necessary steps to repeal the classification provisions in accordance with New York law. Presumably, this proposal is seeking to have the Board amend the Bylaws to remove the classification provisions. However, the primary power of amending the Bylaws of the Corporation lies with our Shareholders. Even if the Board were to amend the Bylaws as proposed, the Bylaws themselves provide that our Shareholders may overturn any such amendment by the Board. Accordingly, if our Shareholders believe that the repeal of the board classification system is warranted, the most effective way to accomplish this change is direct action by the Corporation's Shareholders themselves.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                   SHAREHOLDER PROPOSAL ON CONFIDENTIAL VOTING

    The Board of Directors of the Corporation strongly OPPOSES the following shareholder proposal as being harmful to the best interests of the Corporation.

    The Amalgamated Clothing and Textile Workers Union, located at 1808 Swann Street, N.W., Washington, D.C. 20009, the holder of 60 shares of the Corporation's Common Stock, has requested the Corporation to include the following resolution in the Proxy Statement:

    "BE IT RESOLVED:  The shareholders of Brown Group, Inc. ("the
    Company") recommend that our board of directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its shareholders which includes the following provisions:

    "1. That the voting of all proxies, consents and authorizations shall be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the company's state of incorporation; and

    "2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

                              "SUPPORTING STATEMENT

    "The proponent believes that it is vitally important to establish confidential proxy voting at the Company. The secret ballot is a basic tenet of our nation's electoral system and is essential to its integrity. The corporate board election process should also be protected against potential abuses given the importance of corporate policies and practices to shareholders and our national economy.

    "In recent years, a great number of leading corporations have adopted confidential voting policies. Eighteen major companies have adopted confidential voting in the past year alone, among them, Dow Chemical, McDonald's, Louisiana-Pacific, Merrill Lynch and Kimberly Clark. Furthermore, several of the nation's largest banks including Citicorp, Chase Manhattan and J.P. Morgan have also adopted such policies.

    "The implementation of a confidential voting system would enhance shareholder rights in several ways. First, with the protection of a confidential corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retaliation. This is especially important for professional money managers whose business relationships can be jeopardized when management knows their voting positions. A number of surveys of investment managers and other fiduciaries report that proxy voters are frequently contacted by the management of many companies. Many of those contacted believed that the communication constituted undue pressure or was otherwise improper. A survey by the New York Society of Security Analysts also indicated that a vast majority of its members favor confidential voting policies as a way to address this situation.

    "Second, confidential voting would invigorate the Company's corporate governance process by promoting greater activism among its shareholders. A free and protected vote would empower shareholders to be more assertive in proposing resolutions and alternative board candidates.

    "Finally, we believe that this enhancement of the proxy voting process would address the syndrome where too often shareholders "vote with their feet" instead of their ballots. This change, in turn, would foster a long-term investment perspective that would promote the efficient deployment and use of corporate assets.

    "For the reasons outlined above, we urge you to VOTE FOR THIS
    PROPOSAL."


RECOMMENDATION OF THE CORPORATION

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The proponent argues that secret proxy voting would enhance your Shareholder rights by making you feel free to make your views known "without fear of retaliation." The Corporation always has conducted its election processes and all communications with our Shareholders in a fair, constructive and non-coercive manner. The Corporation never has monitored your voting with any intent or purpose of taking retribution based on your vote, as the proponent suggests. Brown Group already uses the services of an independent corporate service company, The Corporation Trust Company, as it has for many years, to tabulate the voting results of its Annual Meeting of Shareholders. Moreover, we object to the proponent's implication that The Corporation Trust Company will not act independently.

    The Corporation also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Corporation is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve ambiguities. Currently, more than 76% of the shares are held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy, in the Corporation's view, would only delay the process and make it more cumbersome and costly. Consequently, implementing secret proxy voting would result in a considerable additional expense to you as Shareholders in order to address a problem that does not exist and has never existed at Brown Group. Moreover, to the extent the Corporation cannot participate in the process and clarify voting ambiguities, shares might not be voted and our Shareholders accordingly might be disenfranchised.

    The Corporation takes great pride in the open lines of communication we have with our Shareholders and in our ability to listen and respond to you quickly and directly. Many of you have chosen to use your proxy cards to communicate openly with us. Your comments are valued by the management of Brown Group. Implementing secret voting would eliminate this convenient method of communication by which our Shareholders have historically offered productive input into the management of Brown Group.

    The surveys cited by the proponent are not relevant to the principal issue in this case: What is in the best interests of the Shareholders of Brown Group? The proponent cites a survey by the New York Society of Security Analysts. However, the interests and opinions of a Shareholder may differ from the interests of a professional security analyst who may have no ownership interest.

    Further, Shareholders who wish to maintain the confidentiality and privacy of their vote may of course do so by registering their stock in broker, bank or other nominee name. This method offers privacy for those who wish it, without eliminating a valued method of communication between the Shareholders and the management of the Corporation. Thus, under the current system, our Shareholders may choose whether or not their votes will be confidential.

    The proponent's arguments that several other corporations have implemented similar proposals are incorrect and misleading. The proponent names five other major non-banking corporations as having adopted similar proposals in the past year. In reality, however, of these five corporations, at least four have adopted confidential voting policies that are much less secretive and far less damaging to shareholder interests than that which the proponent has offered. The policies of these four corporations provide that there is no mandatory confidential voting in instances of a contested proxy vote, such as in a hostile takeover attempt. In such cases, management may freely communicate with the shareholders. However, the proponent's proposal would impose confidential voting even in contested proxy votes, impairing communication between the Corporation and you, our Shareholders, when unrestricted communication between management and Shareholders is essential to protect your best interests.

    Finally, this proposal has been submitted by a labor union which represents factory employees of the Corporation. The proponent union has submitted a different proposal in each of the prior two years which did not meet the standards requiring its submission to Shareholders. Moreover, your Board believes that the submission of the present proposal is in fact intended by the proponent union more to advance its position in bargaining and labor relations than to protect the interests of the Corporation's Shareholders generally.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and with the New York and Chicago Stock Exchanges. Executive Officers, Directors and greater-than-ten-percent Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such reports furnished to the Corporation, or written representations that no such reports were required, the Corporation believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the Fiscal Year ended January 28, 1995.


                                     VOTING

    Under the New York Business Corporation Law (the "BCL") and the Corporation's Certificate of Incorporation, the presence, in person or represented by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of Shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by Proxy, at the Annual Meeting will be counted as present, regardless of whether the holder of the shares or Proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter. Once a quorum of Shareholders is established, the affirmative vote of a plurality of the shares which are present in person or represented by Proxy at the Annual Meeting is required to elect each Director. The affirmative vote of a majority of the shares which are present in person or represented by Proxy and entitled to vote at the Annual Meeting is required to act on any other matter properly brought before the Annual Meeting, including the appointment of independent auditors.

    Shares represented by Proxies which are marked "vote withheld" with respect to the election of any person to serve on the Board of Directors will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by Proxies which are marked "abstain" with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such Proxies will not have the effect of a "no" vote. Shares represented by Proxies which deny the Proxy-holder discretionary authority to vote on a proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such Proxies will not have the effect of a "no" vote.

    Except for any omitted Shareholder proposal, the Corporation knows of no other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such Proxies and against any omitted Shareholder proposal.

                              SHAREHOLDER PROPOSALS
                             FOR 1996 ANNUAL MEETING

    Proposals of eligible Shareholders intended to be presented at the 1996 Annual Meeting, currently scheduled to be held on May 23, 1996, must be received by the Corporation by December 20, 1995 for inclusion in the Corporation's Proxy Statement and Proxy relating to that meeting. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

    In order for a Shareholder to nominate a candidate for Director, under the Corporation's Bylaws timely notice of the nomination must be received by the Corporation in advance of the meeting. Ordinarily, such notice must be received by the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders, notice by such Shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The Shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as
(a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the Proxy Statement; and (c) the name, address and shares held by the Shareholder.

    In order for a Shareholder to bring other business before a Shareholder meeting, under the Corporation's Bylaws timely notice must be received by the Corporation within the time limits described above. A Shareholder's notice shall set forth as to each matter the Shareholder proposes to bring before the Annual Meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons therefor, (b) the name and address of such Shareholder proposing such business, (c) the number of shares of Common Stock of the Corporation which are beneficially owned by such Shareholder and (d) any material interest of such Shareholder in such business. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Corporation's Proxy Statement.

    In each case, notice must be given to the Vice President, General Counsel and Corporate Secretary of the Corporation, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105. Any Shareholder desiring a copy of the Corporation's Bylaws will be forwarded one without charge upon written request from such individual.


                                  MISCELLANEOUS

    The Corporation will bear the cost of solicitation of Proxies. Proxies will be solicited by mail. They also may be solicited by Executive Officers and regular employees of the Corporation personally or by telephone or telegram, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred therein.

    Even though you plan to attend the meeting in person, please sign, date and return the enclosed Proxy promptly. The person giving a Proxy has the power to revoke it, at any time before it is exercised, by giving written notice of revocation to the Vice President, General Counsel and Corporate Secretary of the Corporation or by duly executing and delivering a Proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote. All shares represented by Proxies received in time to be counted at the Annual Meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

                                      ROBERT D. PICKLE
                                      Vice President, General Counsel
                                      and Corporate Secretary

St. Louis, Missouri 63105
April 19, 1995

                                                                      EXHIBIT 1

                                   ARTICLE II

    "Section 1. Number. The number of directors within the maximum and minimum limits provided for in the Certificate of Incorporation may be changed from time to time by the shareholders or by the Board of Directors by an amendment to these Bylaws. Subject to amendment of these Bylaws, as aforesaid, the number of directors of the Corporation shall be nine. Such directors shall be classified in respect of the time for which they shall severally hold office, by dividing them into three classes consisting of three directors each. At each annual election, the successors of the directors of the class whose term shall expire in that year, shall be elected to hold office for the term of three years so that the term of office of one class of directors shall expire in each year. The Board of Directors shall not choose as a director to fill a temporary vacancy any person over the age of seventy years, and shall not recommend to the stockholders any person for election as a director for a term extending beyond the Annual Meeting of Stockholders following the end of the calendar year during which he attains his seventieth birthday, provided, however, that this shall not apply to directors elected or holding office at the time of the Annual Meeting of Stockholders in 1967; and provided further, that this shall not prevent the designation by the Board of such person as an Honorary Director, to serve without vote."

                                                                      EXHIBIT 2

                                   ARTICLE II

    "Section 1. Number. The number of directors within the maximum and minimum limits provided for in the Certificate of Incorporation may be changed from time to time by the shareholders or by the Board of Directors by an amendment to these Bylaws. Subject to amendment of these Bylaws, as aforesaid, the number of directors of the Corporation shall be ten. Such directors shall be classified in respect of the time for which they shall severally hold office, by dividing them into two classes consisting of three directors each and one class consisting of four directors. At each annual election, the successors of the directors of the class whose term shall expire in that year, shall be elected to hold office for the term of three years so that the term of office of one class of directors shall expire in each year. The Board of Directors shall not choose as a director to fill a temporary vacancy any person over the age of seventy years, and shall not recommend to the stockholders any person for election as a director for a term extending beyond the Annual Meeting of Stockholders following the end of the calendar year during which he attains his seventieth birthday, provided, however, that this shall not apply to directors elected or holding office at the time of the Annual Meeting of Stockholders in 1967; and provided further, that this shall not prevent the designation by the Board of such person as an Honorary Director, to serve without vote."

                                                                      EXHIBIT 3

                                   ARTICLE II

    "Section 1. Number. The number of directors within the maximum and minimum limits provided for in the Certificate of Incorporation may be changed from time to time by the shareholders or by the Board of Directors by an amendment to these Bylaws. Subject to amendment of these Bylaws, as aforesaid, the number of directors of the Corporation shall be eleven. Such directors shall be classified in respect of the time for which they shall severally hold office, by dividing them into two classes consisting of four directors each and one class consisting of three directors. At each annual election, the successors of the directors of the class whose term shall expire in that year, shall be elected to hold office for the term of three years so that the term of office of one class of directors shall expire in each year. The Board of Directors shall not choose as a director to fill a temporary vacancy any person over the age of seventy years, and shall not recommend to the stockholders any person for election as a director for a term extending beyond the Annual Meeting of Stockholders following the end of the calendar year during which he attains his seventieth birthday, provided, however, that this shall not apply to directors elected or holding office at the time of the Annual Meeting of Stockholders in 1967; and provided further, that this shall not prevent the designation by the Board of such person as an Honorary Director, to serve without vote."

                                                                     APPENDIX I

                                  FORM OF PROXY

                                     [FRONT]

                       [CORPORATE LOGO] Brown Group, Inc.
    8300 Maryland Avenue, Post Office Box 20, St. Louis, Missouri 63166-0029

                                                                 April 19, 1995

Dear Shareholder:

    The Annual Meeting of Shareholders of Brown Group, Inc. will be held on the 25th day of May, 1995, at 11:00 a.m., in the Brown Ggroup, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri.

    It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

                     PLEASE DETACH PROXY HERE, SIGN AND MAIL
- -------------------------------------------------------------------------------

                                BROWN GROUP, INC.

     Proxy Solicited on Behalf of the Board of Directors of the Corporation
                         for Annual Meeting May 25, 1995

The undersigned hereby constitutes and appoints B. A. Bridgewater, Jr., Harry
E. Rich and Robert D. Pickle, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of BROWN GROUP, INC. to be held in the Brown Group, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri, on Thursday, May 25, 1995, at
11 o'clock a.m., and at any adjournments thereof, and to vote all the shares of Common Stock of the Corporation standing on the books of the Corporation in the name of the undersigned as specified on the reverse side hereof and in their discretion on such other business as may properly come before the meeting.

                                      Dated: ____________________________, 1995

                                      _________________________________________

                                      _________________________________________
                                              Signature of Shareholder

                                        This Proxy Must be Signed Exactly as
                                                 Name Appears Hereon.

                                      Executors, administrators, trustees, etc.
                                      should give full titles as such. If the
                                      signer is a corporation, please sign full corporate name by duly authorized officer.

                                     (over)

                                     [BACK]







               IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE

                        PROXY BELOW AS SOON AS POSSIBLE.

                  BY DOING SO, YOU MAY SAVE THE CORPORATION THE

                       EXPENSE OF ADDITIONAL SOLICITATION.







                     PLEASE DETACH PROXY HERE, SIGN AND MAIL
- -------------------------------------------------------------------------------
MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---
1.  ELECTION OF DIRECTORS:

    Nominees:    B. A. Bridgewater, Jr., Julie C. Esrey, Richard A. Liddy,
                 William E. Maritz and General Edward C. Meyer, Retired.

    [ ] VOTE FOR all nominees listed.
    [ ] VOTE FOR all nominees listed, except: _________________________________
    [ ] VOTE WITHHELD from all nominees.

2.  APPROVAL OF AUDITORS:     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

- -------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING:
                             -------
3. SHAREHOLDER PROPOSAL REGARDING CHANGING THE CURRENT CLASSIFICATION SYSTEM FOR THE ELECTION OF DIRECTORS:

                     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

4.  SHAREHOLDER PROPOSAL REGARDING CONFIDENTIAL SHAREHOLDER PROXY VOTING:

                     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

This proxy when properly executed will be voted in the manner directed by the undersigned Shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2 and against Proposals 3 and 4, as recommended by the Board of Directors.
                -------------------------------------------------
                | PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY |
                |   CARD PROMPTLY USING THE ENCLOSED ENVELOPE   |
                -------------------------------------------------